Exhibit 4.6

2 September 2016

LETTER OF AGREEMENT

Stefano Buono

Chairman and CEO

Advance Accelerator Applications USA, Inc.

The Empire State Building

350 Fifth Avenue, Suite 6902

69th Floor

New York NY 10118

United States of America

Chief Executive Officer

Advance Accelerator Applications

20 rue Diesel, 01630

Saint-Genis-Pouilly

France

Dear Mr. Buono:

This Letter of Agreement is intended to document an agreement between Advanced Accelerator Applications (hereafter to be referred to as “Sponsor”) and Accelovance Europe S.r.l. (hereinafter to be referred to as “Accelovance”) with respect to the clinical trial known as, “A multicenter, stratified, open, randomized, comparator-controlled, parallel groups phase III study comparing treatment with 177Lu-DOTAO-Tyr3-Octreotate to Octreotide LAR in patients with inoperable, progressive, somatostatin receptor positive midgut carcinoid tumours” (the “Study”).

Accelovance has assumed responsibility for management of the Study from a predecessor company and is committed to manage the Study to its successful completion. In consideration of Accelovance’s efforts and the expanded scope of the Study, the Sponsor hereby agrees to the Study Budget adjustments described as Amendment 2 and Amendment 3 included below.

The Letter Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement by their duly authorized officers as of the date indicated above.

ACCELOVANCE EUROPE S.r.l. Socio Unico – Società soggetta a controllo e coordinamento da parte di ACCELOVANCE, Inc.
Sede Operativa Via Alberto Falck, 20099 Sesto San Giovanni (MI) – Italia Tel: +39 02 2413491 Fax: +39 02 24862961	Sede Legale Via Vittor Pisani, 20 20124 Milano	Cap. Soc. €1.000.000,00 i.v. P. IVA 12396690153 C.F. e N. iscrizione Reg. Imp. Milano 03777940374 www.accelovance.com

ADVANCED ACCELERATOR APPLICATIONS

By:	/s/ Stefano Buono
Name:	Stefano Buono
Title:	Chief Executive Officer
Date:	9/2/2016

ACCELOVANCE EUROPE S.R.L.

By:	/s/ Nigel trim
Name:	Nigel Trim
Title:	Managing Director
Date:	7 Sep 2016